Exhibit 99.(h)(2)

Fee Waiver Agreement

EULAV Asset Management, LLC. (the “Adviser”) and EULAV Securities LLC (the “Distributor”) each agree to extend the following fee waivers:

Value Line Convertible Fund, Inc.: The Adviser waives .125% of the advisory fee and the Distributor waives. 15% of the Rule 12b-l fee, for the period September 1, 2011 – August 31, 2012;

Dated this 18th day of May, 2011
On behalf of the Distributor and the Adviser,
/s/ Mitchell Appel
Mitchell Appel, President
EULAV Asset Management, LLC.
EULAV Securities, Inc.

Received:
/s/ Emily Washington
Emily Washington, Treasurer
Value Line Mutual Funds